Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 17, 2008, accompanying the consolidated financial statements included in the Annual Report of Hemagen Diagnostics, Inc. on Form 10-KSB for the years ended September 30, 2008 and 2007. We hereby consent to the incorporation by reference of said report in the Annual Report (10-KSB) of Hemagen Diagnostics, Inc. for the year ended September 30, 2008 as well as the Registration Statements of Hemagen Diagnostics, Inc. on Forms S-3 (File No. 33-40606 and No. 333-124425) and the Registration Statement on Form S-8 (File No. 333-57080).

/s/ Stegman & Company

Baltimore, Maryland

December 19, 2008

Suite 100, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman.com